Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Non-Employee Directors’ Equity Incentive Plan of Garmin Ltd. of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedule of Garmin Ltd. and the effectiveness of internal control over financial reporting of Garmin Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri
February 29, 2012